Exhibit 5.1

T 206.624.3600 1001 Fourth Avenue, Suite 4500 F 206.389.1708 Seattle, Washington 98154-1192

December 15, 2016

Red Lion Hotels Corporation

201 W. North River Drive, Suite 100

Spokane, Washington 99201

Ladies and Gentlemen:

We have acted as counsel to Red Lion Hotels Corporation, a Washington corporation (the “Company”), in connection with the proposed issuance of 2,499,999 shares (including up to 249,999 shares subject to the underwriters’ over-allotment option) (the “Shares”) of common stock of the Company, par value $0.01 per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) and declared effective on November 21, 2016 (Registration No. 333-212790) (as so filed, the “Registration Statement”), a base prospectus dated November 21, 2016 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated December 14, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated December 15, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a purchase agreement dated December 15, 2016 by and among Craig-Hallum Capital Group LLC and B. Riley & Co., LLC and the Company (the “Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Articles of Incorporation of the Company; (ii) the Amended and Restated By-Laws of the Company; (iii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement; (v) the Preliminary Prospectus; and (vi) the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares and to the use of our name in the Prospectus, and in any amendment or supplement thereto.

In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Sincerely,

/s/ Riddell Williams P.S.

Riddell Williams P.S.